Mastercard Names Ed McLaughlin President of Operations and Technology
Succeeds Rob Reeg, Who Was a Driving Force in Evolution of Mastercard over the Past Two Decades

PURCHASE, N.Y. – April 28, 2017 – Mastercard today announced the appointment of Ed McLaughlin to president, Operations and Technology, effective May 1, 2017. McLaughlin succeeds Rob Reeg, who will move to a consulting role reporting to Ajay Banga, president and CEO, and will help to ensure a smooth transition through October 1, 2017.

In this role, McLaughlin will oversee all of Mastercard’s technology functions, including the global network, processing platforms, information security and technology operations. For the past 16 months, McLaughlin has served as the company’s chief information officer, directing the development efforts for products and services, implementing the IT digital roadmap, and managing the development of Mastercard’s global tech hubs.

“Ed’s experience and know-how across our portfolio, combined with an entrepreneurial mindset, made him the ideal choice to continue the growth and advancement of our technology operations,” said Banga. “He’s a proven entity to our teams, our customers and industry stakeholders. It’s this foundation of delivering meaningful products and the highest levels of security that will continue to differentiate us in this increasingly digital world.”

In 2010, McLaughlin was named chief emerging payments officer, leading the development and launch of the company’s digital strategy, partnerships and platforms, including Masterpass, Mastercard Send and Mastercard Digital Enablement System (MDES), the digital token program. McLaughlin joined Mastercard in 2005 as head of bill payment and healthcare, and was named chief franchise development officer in 2008.

Prior to joining Mastercard, McLaughlin led product and strategy at Metavante, a financial services technology company, and was co-founder and CEO of Paytrust, an online payments company acquired by Metavante in 2002. Earlier in his career, he was the executive vice president of product and marketing at LogicWorks, Inc., a start-up data modeling software. McLaughlin is a graduate of the University of Pennsylvania’s Wharton School of Business.

Over the course of 22 years, Reeg played a significant role in guiding the organization through its evolution as a technology company. He was the chief architect of the company’s strategic processing platform and global network operations.

Reeg originally joined Mastercard in 1995, before being named chief technology officer in 2005. He assumed his most recent position on the company’s executive management team in May 2008. Prior to joining Mastercard, Reeg held IT and business leadership positions with Sprint Corp., Cleveland Pneumatic, Totco Inc. and Conoco Inc.

“It would be impossible to recount all of Rob’s many contributions and accomplishments over the past two decades,” said Banga. “He’s pushed us to be at the cutting edge of operational efficiency and accuracy. Rob brought that same passion and caring to our culture and our people, being a tireless advocate for diversity and inclusion initiatives. We wish Rob and his family every happiness in this next chapter.”

About Mastercard
Mastercard (NYSE: MA), www.mastercard.com, is a technology company in the global payments industry. We operate the world’s fastest payments processing network, connecting consumers, financial institutions, merchants, governments and businesses in more than 210 countries and territories. Mastercard products and solutions make everyday commerce activities – such as shopping, traveling, running a business and managing finances – easier, more secure and more efficient for everyone. Follow us on Twitter @MastercardNews, join the discussion on the Beyond the Transaction Blog and subscribe for the latest news on the Engagement Bureau.

Contact: Seth Eisen, seth.eisen@mastercard.com, 914-249-3153